UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 4, 2008

MoSys, Inc.
(Exact name of registrant as specified in its charter)

000-32929
(Commission File Number)

Delaware	77-0291941
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)
755 N. Mathilda Avenue Sunnyvale, California 94085
(Address of principal executive offices, with zip code)

(408) 731-1800
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General
Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities.

On December 4, 2008, the board of directors of MoSys, Inc., or the Company, authorized management, as and when appropriate in management’s discretion, to completely exit the Company’s analog/mixed-signal product lines, including by disposition of the subsidiaries based in Romania and China, which the Company purchased in 2007, or by closure of these operations.  The Company anticipates that it will initiate this plan this month and implement it fully by the end of the first quarter of 2009.  In connection with the plan, the Company expects to incur total restructuring charges of up to $3.3 million.  These charges will include up to $1.5 million for severance benefits, lease obligations and other related expenses, which will represent cash expenditures to be paid in 2009.  In addition, the plan will result in a material non-cash charge for impairment to intangible assets recorded when the Company acquired these two subsidiaries and related assets.  The Company expects the total impairment charge to range from zero to $1.8 million, depending upon amounts realized, if any, upon exit.

The Company expects to record the majority of these restructuring charges in the quarter ending December 31, 2008.

Item 2.06 Material Impairments.

The information reported under Item 2.05 is incorporated by reference in response to this Item 2.06.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

Exhibit No.	Description

99.1	Press Release by MoSys, Inc. dated December 10, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOSYS, INC.

Date:	December 10, 2008	By:	/s/ James W. Sullivan
James W. Sullivan
Vice President of Finance and Chief Financial
Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release by MoSys, Inc. dated December 10, 2008.